Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

      AGREEMENT, dated this 4th day of February, 2004, by and between Coffee Holding Co., Inc., a Nevada corporation ("Buyer") and Premier Roasters LLC, a Delaware limited liability company ("Seller").

RECITALS:

      This Agreement is made with reference to the following facts and circumstances:

      (a) Seller owns certain assets used in connection with its coffee business and operations located at La Junta, Colorado and Rocky Ford, Colorado (the "Facilities").

      (b) Seller desires to sell certain of its assets to Buyer and Buyer desires to purchase such assets from Seller, all on the terms and conditions contained herein.

AGREEMENT:

      In consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

      1. Sale of Properties and Assets. Seller hereby sells, conveys, assigns, transfers and delivers to Buyer, free and clear of all liens, claims and encumbrances, the following described properties and assets (collectively the "Assets"):

            1.1 Equipment. All installed and uninstalled equipment, furniture and fixtures owned or used by the Seller, presently located at the Facilities, including but not limited to those assets described on Exhibit 1.1 attached hereto, and all additions thereto, replacements thereof, and substitutions therefore, wherever located, relating to any of the foregoing (the "Equipment").

            1.2 Labels. All labels, both finished and unfinished, for all coffee products currently owned by Seller (the "Labels").

            1.3 Records. All customer lists, software (to the extent the software can be assigned), sales records, purchase records and other books and records, all sales and administrative assets owned by Seller.

      2. Excluded Assets; Liabilities.

            2.1 Excluded Assets. Buyer shall not purchase any assets of Seller other than those described in Section 1 above and shall not purchase or assume any


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                  contract or agreement other than those contracts  described in
                  Exhibit 2.1 (the "Contracts").

            2.2 Liabilities. Buyer does not assume and shall not be deemed to have assumed any liability or obligation of Seller including, but not limited to:

                  2.2.1 Any  liability  or  obligation  of Seller  for any taxes
                        (including interest and penalties thereon) imposed on or measured by Seller's income for any period or periods ending before or after the date hereof, including foreign, federal, state and local income taxes, or any liability or obligation of Seller for any withholding taxes, Social Security taxes, unemployment taxes, excise taxes, capital stock taxes, sales taxes, use taxes, gross receipt taxes or other foreign, federal, state or local taxes of any nature (including all penalties) with respect to any time period;

                  2.2.2 Any  liability or  obligation of Seller for any accounts payable or under any loan agreement, lease agreement or any other contract or agreement (except as otherwise specifically provided for herein);

                  2.2.3 Any liability or obligation of Seller  arising out of or resulting from any breach by Seller of any lease, contract or other agreement to which Seller is a party, whether or not such agreements are assumed by Buyer hereunder;

                  2.2.4 Any liability or obligation of Seller  arising out of or resulting from any violation by Seller of any foreign, federal, state or local laws or regulations including, without limitation, environmental laws and regulations or from the sale by Seller of any product;

                  2.2.5 Any liability or obligation  arising out of or resulting from any release or disposal by Seller of any Hazardous Substances, Pollutants or Contaminants (as these terms are defined under applicable federal and state environmental laws);

                  2.2.6 Any claims, actions, suits,  proceedings,  arbitrations, consent decrees, product claims or litigation relating to, or resulting from, actions or omissions of Seller;

                  2.2.7 Any   liabilities   for   defective   product,   product
                        replacements, allowances, warranties (whether express or implied) and refunds for damaged, defective or returned product provided by Seller;

                  2.2.8 Any and all workers'  compensation  (including,  without limitation, weekly benefits, medical rehabilitation expenses and any other expenses or obligations) with
                        respect  to  injuries  or  illnesses   suffered


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

                        by any employee of Seller resulting from occurrences prior to the Closing Date, whether known or unknown, as of the Closing Date; or

                  2.2.9 Any and all  liabilities or obligations for all employee matters, severance, termination or similar obligations of Seller or any of its predecessors or affiliates or resulting from the consummation of the transactions contemplated herein including, without limitation, any liability resulting from or arising in connection with the Union Contract (as defined in Section 8.13 below) or resulting or in connection with any multi-employer plan as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any liability, fines and/or penalties resulting from or arising in connection with the Worker Adjustment and Retraining Notification Act ("WARN Act") and all similar state statutes.

      3. Consideration Payable to Seller by Buyer. Subject to the terms and conditions of this Agreement, and in consideration of the sale, conveyance, assignment, transfer and delivery by Seller of the Assets pursuant to Section 1 hereof, Buyer agrees as follows:

            3.1 Assumption of Contracts. Buyer does not assume or agree to pay, perform and discharge any of the obligations of Seller accruing before or on the Closing Date with respect to the Contracts.

            3.2 Purchase Price for the Assets. The purchase price for the Assets described in Section 1 (the "Purchase Price") shall be an amount equal to $825,000.

            3.3 Payment of Purchase Price. At Closing, Buyer shall pay, in immediately available funds, an aggregate cash payment of $820,000 (the "Payment"), which shall be allocated among, and paid directly to, the parties shown on the payment schedule attached hereto as Exhibit 3.3.1 (the "Payment Schedule") in the respective amounts shown on the Payment Schedule. The remaining $5,000 (the "Escrow Amount") shall be held in escrow with an escrow agent designated by Buyer (the "Escrow Agent") pursuant to an Escrow Agreement in the form attached hereto as
                  Exhibit 3.3.2 (the "Escrow Agreement") to satisfy any indemnity or other claims by Buyer against Seller, provided that any portion of the Escrow Amount which remains in escrow after sixty (60) days after the Closing Date and against which no claims have been made shall be released to the party shown as "Escrow Amount Beneficiary" on the Payment Schedule.

            3.4 Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated to the Assets in accordance with Exhibit 3.4 hereto. The parties hereto acknowledge that such allocation represents the fair market value of the Assets and shall be binding upon the parties hereto for


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

                  federal and state tax purposes. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Exhibit 3.4 for federal and state tax purposes. As soon as practicable after Closing, the parties shall exchange mutually acceptable and completed IRS Forms 8594 which they shall use to report the transaction contemplated under this Agreement to the Internal Revenue Service in accordance with such allocation.

      4. Closing. Subject to the terms and conditions contained in this Agreement, the transfer of the Assets by Seller to Buyer (the "Closing") will take place simultaneously with the execution of this Agreement at the offices of Thacher Proffitt & Wood LLP, 25 DeForest Avenue, Summit, NJ 07901, or some other time and place as the parties may mutually agree. The actual date on which the Closing occurs is herein referred to as the "Closing Date".

            4.1   Buyer's Obligations at Closing. At the Closing, Buyer shall:

                  4.1.1 Payment. Pay to Seller, in immediately  available funds, the Payment.

                  4.1.2 Buyer Deliveries.  Deliver, or cause to be delivered, to
                        Seller a certificate of a senior executive officer of Buyer, dated as of the Closing Date, certifying that:
                        (i) each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date); and (ii) Buyer has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (the "Buyer Closing Deliveries").

            4.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered, to Buyer the following (the "Seller Closing Deliveries"):

                  4.2.1 Instruments of Conveyance.  Such  assignments,  bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for Buyer shall reasonably request and as shall be effective to vest in Buyer good and marketable title to all of the Assets. Simultaneously with such delivery, Seller shall take all such steps as may be necessary to grant Buyer full access to the Facilities and to put Buyer in actual possession and control of the Assets. Seller further agrees that it will at any time, and from time to time after the Closing Date, upon


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

                        the reasonable request of Buyer and without additional consideration, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or other properties sold, conveyed, assigned, transferred and delivered at the Closing to Buyer as provided herein.

                  4.2.2 Releases.  Releases  or other  appropriate  evidence  of termination reasonably acceptable to Buyer, effective as of the Closing, of the secured debt (including related security agreements, guaranties and other related documents), and all other claims of controlling members, directors and officers. A list of all such required releases is attached as Section 4.2.2 of Seller's Disclosure Schedule (the Secured Debt").

                  4.2.3 Payment of Employees.  Evidence that Seller has paid all amounts due to its employees at Seller's La Junta, Colorado Facility (the "La Junta Employees") through and including the Closing Date.

                  4.2.4 Non-Competition  Agreement.  Copy of the non-competition agreement with Seller and Thomas Paper, CEO of Seller, to be effective as of the Closing Date in the form set forth as Exhibit 5.4.

                  4.2.5 Opinion of Counsel.  An opinion of counsel to the Seller substantially in the form attached hereto as Exhibit 4.2.5.

                  4.2.6 Certificates of Good Standing.  Certificates dated as of a day as close as practicable to the Closing Date from appropriate Governmental Entities as to the good standing or corporate existence, as applicable, of the Seller.

                  4.2.7 Officer's Certificate. Certificate of a senior executive officer of Seller, dated as of the Closing Date, certifying that: (i) each of the representations and warranties of Seller contained in this Agreement is true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will be true and correct as of such earlier date); (ii) Seller has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior


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

                        to the Closing Date; and (iii) there has not been any change, occurrence or circumstance in the Assets, having or that would have a material adverse effect on the Assets.

                  4.2.8 Secretary's    Certificate.    Certificate,    including
                        attachments, dated as of the Closing Date, signed by the Secretary of Seller, relating to Seller's Certificate of Formation and Operating Agreement, resolutions of the Board of Directors of Seller unanimously authorizing the transactions contemplated by this Agreement, and incumbency.

                  4.2.9 Other  Documents.  Such other documents as Buyer and its counsel shall reasonably request.

      5. Employee Matters. Seller shall terminate as of the Closing Date all of the La Junta Employees. Buyer may extend offers of employment to the La Junta Employees as Buyer may choose upon terms and conditions acceptable to Buyer. In addition, the parties agree as follows:

            5.1 Severance. Seller shall be responsible for any severance or similar obligations payable to any employee or former employee of Seller resulting from events occurring on or prior to the Closing Date, or resulting from the transactions contemplated herein including, without limitation, obligations under the WARN Act and comparable state statutes.

            5.2 Seller Employees. Buyer shall have no obligation or liability with respect to any employee or former employee or compensation due to any employee or former employee of Seller and Seller shall be responsible for any and all liabilities and obligations with respect to any employee or former employee of Seller.

            5.3 Offers of Employment. No employee of Seller is precluded by agreement from accepting an offer of employment with Buyer.

            5.4 Employment Restrictions. Buyer shall enter into and execute a non-competition agreement with Seller and Thomas Paper, CEO of Seller, to be effective as of the Closing Date in the form set forth as Exhibit 5.4.

      6. Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants, and covenants to and with Buyer as follows, subject in all cases to exceptions and qualifications set forth in Seller's Disclosure
Schedule:

            6.1 Organization, Good Standing and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own, operate and lease its properties and carry on its business as now being conducted.

            6.2 Corporate Authorization; Binding Effect. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, and enforceable against Seller in accordance with its terms.

            6.3 No Authorization Required. No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body or any third party is required for the consummation by Seller of the transactions contemplated by this Agreement.

            6.4 Effect of Agreement. Except as discussed on Section 6.4 of Seller's Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule or regulation to which Seller is subject; (b) violate any judgment, order, writ or decree of any court applicable to Seller; or (c) result in the breach of, or conflict with, any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller, pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument to which Seller is a party or by which Seller or any of its assets or property is or may be bound or affected or from which Seller derives substantial benefits.

            6.5 Financial Statements. Seller has heretofore delivered to Buyer copies of Seller's balance sheets for the fiscal years ended December 31, 2001 and 2002, and the related statements of income for the years then ended. Seller has also delivered to Buyer copies of its balance sheets and related statements of income for the year to date period ended November 29, 2003. All such financial statements are collectively referred to as the "Financial Statements". The Financial Statements present fairly the financial position and results of operations of Seller as of the years and periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with prior years and periods. The Financial Statements do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business. Seller has not used any improper accounting practice for the purpose of not reflecting or incorrectly reflecting in the financial statements or books and records of Seller any properties, assets, liabilities, revenues or expenses, and all books and records of Seller have been maintained and prepared in conformity with generally accepted accounting principles, consistently followed.


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

            6.6 Absence of Undisclosed Liabilities. Seller does not, as of the date hereof, have any material (individually or in the aggregate) liabilities (secured or unsecured and whether accrued, absolute, direct, indirect, contingent or otherwise), except as disclosed on Section 6.6 of Seller's Disclosure Schedule.

            6.7 Title to Assets, Absence of Liens, Condition of Assets. Seller has good and marketable title to all of the Assets, and, except as disclosed on Section 6.7 of Seller's Disclosure Schedule, the Assets are free and clear of all pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances or security interests (collectively, the "Liens"), other than Liens that will be released upon the Closing, and the instruments of conveyance, and other endorsements and instruments of transfer and assignment contemplated by this Agreement are sufficient to transfer good and marketable title to the Assets to Buyer, free and clear of all Liens. The Assets are in good and usable condition, ordinary wear and tear excepted, are in good repair and have been maintained in accordance with good business and maintenance practice.

            6.8 Leased Personal Property. Listed in Section 6.8 of Seller's Disclosure Schedule attached hereto and incorporated herein are all assets leased by Seller at its La Junta, Colorado facility. Except as disclosed in Section 6.8 of Seller's Disclosure Schedule, each item of such personal property is presently in such condition that upon the return of such property to its owner or lessor in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between and the owner or lessor thereof, Seller's obligations to such owner or lessor will be discharged.

            6.9 List of Contracts and Other Data. Section 6.9 of Seller's Disclosure Schedule sets forth, as of the date of this Agreement, a listing of the following, true and correct copies of which have been furnished to Buyer:

                  6.9.1 All existing contracts and commitments,  whether written or oral, to which Seller is a party, or to which it or any of its assets or properties are subject or bound; and

                  6.9.2 A true,  correct  and  complete  list of the  names  and current annual compensation (including wages, salaries, bonuses and benefits under pension, profit sharing, deferred compensation and similar plans or programs) of all of Seller's employees and information concerning years of service and seniority.

            6.10 Compliance With Agreements. Neither Seller nor any other person, firm, corporation or entity is in breach of, or in default under, any agreement, contract or commitment described in Section 6.10 of Seller's Disclosure

                  Schedule. No state of facts exists or event has occurred, is pending or, to the knowledge of Seller, is threatened or contemplated, which, after the giving of notice, the lapse of time or otherwise, could constitute or result in a breach or a default by Seller or any other person, firm, corporation or entity, of any such agreement or commitment. All such contracts and agreements are, and after consummation of the transactions contemplated herein will be, legal, valid and binding obligations of the respective parties thereto.

            6.11 Litigation. Section 6.11 of Seller's Disclosure Schedule contains a true, complete and correct list and caption of each pending lawsuit, claim, administrative proceeding, arbitration, labor dispute or governmental investigation or inspection to which Seller is a party or which involve or affect Seller's business or operations. To the knowledge of Seller, there are no claims, legal actions or governmental investigations threatened against Seller. Section 6.11 of Seller's Disclosure Schedule further describes all material (individually or in the aggregate) product liability claims received by Seller during the past three (3) years. There is no continuing order, judgment or decree of any federal, state or local court, arbitrator or other tribunal or any governmental or administrative agency or self-regulatory body enjoining Seller from taking or requiring it to take any action of any kind or to which Seller is subject to or by which the Seller is or may be bound. Seller is not in default under any order, writ, injunction or decree of any foreign, federal, state or local court. Except as disclosed in Section
                  6.11 of Seller's Disclosure Schedule, Seller has no knowledge of any state of facts or contemplated event which may give rise to any claim, action, suit, proceeding, complaint, investigation or inspection which could materially adversely affect the Seller or the Assets.

            6.12 Labor Matters. Seller had been party to a collective bargaining agreement, dated __________, with ________________________ (the "Union Contract"), but such
                  Union Contract has been terminated and there are no outstanding obligations under such Union Contract. On the date hereof, except as described in Section 6.12 of Seller's Disclosure Schedule, there are no material controversies pending or, to the knowledge of Seller, threatened between Seller and any of its employees, and Seller's relations with such employees are good. No employee of Seller is represented by a collective bargaining organization or subject to a collective bargaining agreement and there is no pending or threatened organizing on representational activity. Seller is in compliance with all federal, state and local laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears wages or any taxes, interest or penalties for failure to comply with any of the foregoing. Seller has paid all amounts due to its employees through and including the Closing Date.

            6.13 Tax Matters. Except as disclosed in Section 6.14 of Seller's Disclosure Schedule, Seller has duly filed all foreign, federal, state, county and local tax returns required to be filed, including those with respect to income, withholding, Social Security, unemployment, franchise, excise, sales and use taxes, and has paid in full all taxes, interest, penalties, assessments or deficiencies shown to be due on such returns and reports or claimed to be due on such tax returns and reports. No claims for additional taxes are pending or, to the knowledge of Seller, threatened with respect thereto for any prior fiscal year which would affect Seller, the Assets or the transfer thereof to Buyer.

            6.14 Compliance with Laws. Seller has owned and operated, and currently owns and operates its business and has procured, processed, stored and sold its services, in compliance with all federal, state and local laws, ordinances, rules and regulations. Section 6.15 of Seller's Disclosure Schedule sets forth for the past three (3) years all investigations, inspections or citations under any federal, state or local laws or regulations and the results thereof together with a description of all corrective or other action taken with respect thereto. Except as set forth in Section 6.15 of Seller's Disclosure Schedule, there are no pending governmental investigations, inspections or citations relating to Seller's business.

            6.15 Conduct of Business. Except as disclosed in Section 6.16 of Seller's Disclosure Schedule, since November 30, 2003.

                  6.15.1 Seller's business has been conducted and carried on only in the ordinary course consistent with past practices.

                  6.15.2 Except for personal property purchased, sold or leased in the ordinary course of business consistent with its past practices, Seller has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any properties or assets.

                  6.15.3 There has been no increase or other change made in the rate or nature of the compensation, including wages, salaries, bonuses and benefits under employee benefit plans which has been paid, or will be paid or payable, by Seller to any officer or employee of Seller, other than ordinary and routine increases or changes consistent with past practice.

                  16.15.4 Seller  has not  sustained  or  incurred  any  loss or damage (whether or not insured against) on account of fire, flood, earthquake, accident or other calamity which has interfered or affected, or may interfere with or affect, the Assets.

            6.16 Disclosure and Reliance. Seller has disclosed to Buyer all facts material to the transactions contemplated in this Agreement. None of the information, documents, certificates or instruments furnished or to be furnished by Seller or any of its representatives to Buyer or any of its representatives in connection with this Agreement or otherwise in connection with the transactions contemplated thereby or hereby are false or misleading in any material respect or contain any material misstatement of fact or omit to state any material facts required to be stated to make the statements therein not misleading. The representations and warranties made herein are made by Seller with the knowledge and expectation that Buyer is placing reliance thereon. To the extent that any portion of the representations and warranties made herein were made to Seller's knowledge, Seller represent that it has made due and reasonable inquiry with respect thereto.

      7. Representations and Warranties of Buyer. Buyer represents and warrants to and with Seller as follows:

            7.1 Organization, Power. Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, operate and lease its properties, and to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

            7.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby, have been approved by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

            7.3 No Government Authorization Required. No consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required for the consummation by Buyer of the transactions contemplated by this Agreement.

      8. Closing Conditions

            8.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the sale of the Assets and the other transactions contemplated hereby will be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable law:

                  8.1.1 The transactions contemplated by the Agreement have been approved by the members of the Seller.

                  8.1.2 No  Governmental  Entity or  federal  or state  court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, judgment, injunction or decree (whether temporary, preliminary or permanent) or any other judicial, administrative or legislative action or proceeding ("Order") which is in effect and which has the effect of making the sale of the Assets illegal or otherwise prohibiting consummation of the sale of the Assets. No statute, rule or regulation has been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits or makes illegal consummation of the sale of the Assets or any other transaction contemplated by this Agreement. Neither Seller nor any other party has filed a petition for relief relating to Seller or its assets with any United States Bankruptcy Court (the "Bankruptcy Court").

            8.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer and to effect the sale of the Assets and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part:

                  8.2.1 Each of the  representations  and  warranties  of Seller contained in this Agreement are true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date).

                  8.2.2 Seller shall have  performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  8.2.3 There   will  have  been  no   change,   occurrence   or
                        circumstance in the Assets, having or that would have a material adverse effect on the Assets.

                  8.2.4 Seller shall have delivered,  or caused to be delivered, to Buyer all of the Seller Closing Deliveries.

                  8.2.5 There is as of the Closing Date no pending or threatened material litigation, claims or judgment against the Seller that have not been disclosed to Buyer on the disclosure schedules hereto, or other litigation or claims against the Seller relating to the sale of the Assets and no judicial liens at the time of Closing.

                  8.2.6 Buyer shall have  entered  into a lease of the La Junta,
                        Colorado facility with the landlord on terms acceptable to Buyer.

                  8.2.7 Buyer shall have entered into a licensing agreement with
                        Del Monte which shall permit Buyer to use the S&W coffee trademark on terms acceptable to Buyer.

            8.4 Additional Conditions to Obligations of the Seller. The obligations of the Seller to effect the sale of the Assets and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Seller, in whole or in part:

                  8.4.1 Each of the  representations  and  warranties  of  Buyer contained in this Agreement are true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will be true and correct in all material respects (if not subject to a materiality qualifier) or in all respects (if subject to a materiality qualifier) as of such earlier date);

                  8.4.2 Buyer shall have  performed  or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  8.4.3 Buyer shall have  delivered,  or caused to be delivered, to Seller all of the Buyer Closing Deliveries.

                  8.4.4 Seller  shall  have   obtained  all  releases  or  other
                        appropriate evidence of termination reasonably acceptable to Seller, effective as of the Closing, of the Secured Debt.

      9. Indemnification of Buyer by Seller.

            9.1 Indemnity. Seller shall, and hereby agrees to, indemnify and hold Buyer harmless against and in respect of:

                  9.1.1 All debts,  liabilities and obligations of Seller of any nature, whether accrued, absolute, contingent, or known or unknown on the date hereof, existing or arising on or resulting from events which occurred or failed to occur on or before the date hereof, to the extent not specifically assumed by Buyer hereunder;

                  9.1.2 Any claim,  action,  loss, damage or cost relating to or arising by reason of the presence of, or any governmental or third party requirements relating to the disposal or arranging for disposal (on-site or off-site), or the release or threatened release prior to the date hereof, of any Hazardous Substances, Pollutants or Contaminants in, on, to, under, upon or from any of the property comprising the Facilities, or any claim, action, loss, damage or cost relating to or arising by reason of any violation or operation of any applicable federal, state or local statute or regulation pertaining to the protection of the environment or the regulation, control, release or remediation of Hazardous Substances, Pollutants or Contaminants which occurs prior to the date hereof in, on, under, upon or from any of the property comprising the Facilities, or any part thereof, or which otherwise apply to the activities at the Facilities;

                  9.1.3 Any  liability,   loss,  claim,   damage  or  deficiency
                        resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder;

                  9.1.4 Any  liability,  claim  or  obligation  relating  to  or arising in connection with the termination of Seller's employees, any liability of Seller or any of its affiliates under any collective bargaining agreement or relating to any multi-employer plan, or in connection with or as a result of the transactions contemplated herein including, without limitation, any liability under or relating to the WARN Act and/or any comparable state statute; and

                  9.1.5 All  other   actions,   suits,   proceedings,   demands,
                        assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, reasonable attorneys' fees and other out-of-pocket expenses.

            9.2 Notice of Claims. Buyer agrees to give Seller notice of any and all claims asserted against Buyer for which indemnification is or may be sought under this Section 9. Such notice shall be given within a reasonable time after receipt of written notice of such claim by Buyer. Failure to give such notice shall not abrogate or diminish Seller's obligation under this Section 9 if Seller has or receives knowledge of the existence of any such claim by any other means or if such failure does not prejudice Seller's ability to defend such claim.

            9.3 Defense of Claim. In any third party litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Section 9, Seller shall have the right to select legal counsel to represent Buyer and to otherwise control such litigation, proceedings, negotiations and arbitration. If Seller elects to control such litigation, proceeding, negotiation or arbitration, Buyer shall at all times have the right to fully participate in the defense at its own expense. If Seller shall, within a reasonable time after notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of Seller. If the claim is one that cannot by its nature be defended solely by Seller then Buyer shall make available all information and assistance as Seller may reasonably request, at Seller's expense. Notwithstanding the foregoing provisions of this Section 9, should the subject matter of any litigation, proceeding, negotiation or arbitration include a claim seeking permanent injunctive relief, Buyer shall have the right to take exclusive control of the defense of the entire proceeding.

            9.4 Cooperation. The parties hereto shall cooperate in connection with the defense of third party actions giving rise to any claim made pursuant to this Section 9 and shall use reasonable efforts to provide available information regarding such claim and to keep the parties hereto informed as to the status of any such action.

            9.5   Limitations.

                  9.5.1 Time Limitations. Seller shall not have any liability to
                        Buyer under Section 9.1 unless Seller shall have received notice of a claim for indemnity pursuant to
                        Section 9.2 prior to the date which is sixty (60) days from and after the Closing Date; provided, however, that the foregoing time limitations shall not apply to any claim for indemnity arising from or related to (i) a breach of the representations or warranties set forth in
                        Section  6.1,  Section  6.2 or  the  first  sentence  of
                        Section 6.7, (ii) any environmental matters or issues involving or affecting Seller and/or its business or operations including, without limitation, any claim for indemnity pursuant to Section 9.1.2 above, and (iii) Seller's obligation for all taxes of whatever nature relating to or arising in connection with Seller's business and operations (provided that such obligations for taxes shall terminate upon the expiration of the applicable federal and state statutes of limitation).

                  9.5.2 Amount Limitations.  Seller shall not have any liability to Buyer beyond the Escrow Amount with respect to any indemnity claims under Section 9.1 or any other claims of any nature which may be asserted by Buyer or any third party arising in any manner from this Agreement, Seller's representations, warranties and covenants hereunder or the transactions to be consummated pursuant hereto.

                  9.5.3.Exclusive  Remedy;  No  Personal  Liability.  The relief provided for in this Section 9 (which is limited to the Escrow Amount) is the sole remedy of Buyer against Seller with respect to any claims of any nature which may be asserted by Buyer or any third party arising in any manner from this Agreement, Seller's representations, warranties and covenants hereunder or the transactions to be consummated pursuant hereto. In no event shall Buyer shall have any recourse against the employees, officers, directors, members, affiliates or agents of Seller; provided that, notwithstanding the provisions in this Agreement, nothing hereunder shall limit Buyer's recourse against any one or more of such employees, officers, directors, members, affiliates or agents of Seller, under tort rather than contract law, with respect to any fraud perpetrated against Buyer by any such employees, officers, directors, members, affiliates or agents of Seller.

      10. Public Announcements. No public announcement or release of this transaction of any nature shall be made by the parties except on the parties' mutual agreement. Any such public announcement will be on terms and conditions in form mutually acceptable to the parties. Notwithstanding the foregoing, Seller may make such public announcements, if any, as may be required pursuant to applicable bankruptcy laws.

      11. Prorations. Seller shall remain responsible for all utility charges and ad valorem taxes relating to operations at or assessed against the Facilities prior to Closing.

      12. Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein; provided, however, that Buyer shall pay any sales, use and transfer taxes incurred in connection with the transfer of the Assets.

      13. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

            13.1 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, by facsimile or mailed by Registered, Certified or Express mail, postage prepaid, as follows:

                  If to Seller:

                  Thomas Paper, CEO
                  Premier Roasters LLC
                  17 17th Street
                  San Francisco,  CA 94103
                  Phone: 415-863-4040
                  Fax: 415-863-4445

                  With a copy to (which shall not constitute notice):

                  Bruce Maximov, Esq.
                  Farella Braun + Martel LLP
                  Russ Building
                  235 Montgomery Street
                  San Francisco, CA 94104
                  Phone: 415-954-4453
                  Fax: 415-954-4480

                  If to Buyer:

                  Andrew Gordon
                  Coffee Holding Co, Inc.
                  4401 First Avenue
                  Brooklyn, NY 11232
                  Phone: 718-832-0800
                  Fax: 718-768-4731

                  with a copy to (which shall not constitute notice):

                  Michael E. Helmer, Esq.
                  Thacher Proffitt & Wood LLP
                  25 De Forest Avenue
                  Summit, NJ 07901
                  Phone: 908-598-5757
                  Fax: 908-598-5710

                  or at such other address as any party hereto shall have designated by notice in writing to the other parties hereto.

            13.2 Waivers. Any party hereto may, by written notice to the other party hereto, (i) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

            13.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

            13.4 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in New York.

            13.5 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            13.6 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.

            13.7 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

            13.8 Exhibits, Disclosure Schedule. All exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein. For purposes of this Agreement, any item in the Disclosure Schedule shall be deemed disclosed only in connection with the representations or warranties to which it is specifically referred.

            13.9 Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself or through his agent prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

      IN WITNESS WHEREOF, the parties have each executed this Agreement on the date first above written.

                                      PREMIER ROASTERS LLC:

                                      A Delaware Limited Liability Company

                                      By: /s/ Thomas Paper
                                          --------------------------------------
                                          Thomas Paper
                                          President and Chief Executive Officer

                                      COFFEE HOLDING CO., INC.:

                                      A Nevada corporation

                                      By: /s/ David Gordon
                                          --------------------------------------
                                          David Gordon
                                          Secretary and Executive Vice President